File No. 811-________

                  As filed with the Commission on April 1, 2005
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A


                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             First Investors Life Separate Account E

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  95 Wall Street,
                  New York, NY 10005

Telephone Number (including area code):  (212) 858-8200

Name and address of agent for service of process:

                  Carol E. Springsteen
                  President
                  First Investors Life Insurance Company
                  95 Wall Street,
                  New York, NY 10005

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of this Form N-8A:

                                                                YES  |X|  NO |_|

                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, First Investors Life Insurance Company, depositor of the Registrant, has caused this notification of registration to be duly signed on behalf of the Registrant in the City of New York, and the State of [New York] on the 31st day of March, 2005.


                                    FIRST INVESTORS LIFE SEPARATE ACCOUNT E

                                    By: FIRST INVESTORS LIFE INSURANCE COMPANY

                                    By:     /s/ Carol E. Sprinsteen
                                            ------------------------------------
                                            Carol E. Springsteen
                                            President


Attest:   /s/Lawrence M. Falcon
          ----------------------------
             Lawrence M. Falcon
             Senior Vice President
             and Comptroller